Exhibit (a)(1)(C)

FORM OF ELECTRONIC MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE

(From Exchange mailbox)

Date:  July 8, 2009

To: [Eligible Option holder]

We are pleased to announce that Acme Packet, Inc. (“Acme Packet” or the “Company”) is officially launching its Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”). The offer and withdrawal rights will remain open until August 5, 2009 at 11:59 p.m., Eastern Daylight Savings Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options.

An option will be deemed to be an “Eligible Option” if it meets each of the following conditions:

(i)            The option was granted under the Company’s 2006 Equity Incentive Plan.

(ii)           The option was granted prior to July 8, 2009 with an exercise price per share greater than or equal to the higher of (a) $11.42 and (b) a price at least 10% higher than the closing price of our common stock on the expiration date of this offer.

(iii)          The option is held by an individual who is, on the date of grant for the new option, a current employee or independent contractor of the Company or any Acme Packet subsidiary. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.

(iv)          The option is outstanding on the expiration date of the Offer.

Information regarding your Eligible Options is available at the Offer website, https://acmepacket.equitybenefits.com. The Offer website also contains detailed information regarding the Offer and Election Forms to participate in the Offer. Please read and carefully consider all of this information. If you are not able to access the website, copies of the offering materials and the Eligible Option Information Sheet Election Form are available from Susan Anderson, our Stock Plan Administrator, at:

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Tel: +1 (781) 328-4805

Fax: +1 (781) 998-0096

Electronic Mail: sanderson@acmepacket.com

The specifics of the program are described in the “Schedule TO - Tender Offer Statement Filed with the SEC” and the related exhibits.  The “Schedule TO - Tender Offer Statement Filed with the SEC” is available by clicking on this hyperlink: https://acmepacket.equitybenefits.com.  We urge you to read the “Schedule TO—Tender Offer Statement Filed with the SEC” and the related exhibits carefully.

You may call Susan Anderson, our Stock Plan Administrator at +1 (781) 328-4805 or Andre Normand, our Director of Human Resources at +1 (781) 328-4770 with any questions.

To elect to participate in the Offer with respect to your Eligible Options, please see the key steps described below.

•                  Log on to the Offer website at https://acmepacket.equitybenefits.com.

•                  To access the Offer website, use your User Name, which is ###. Your password is the ###. If you have difficulties logging in, please contact Susan Anderson at +1 (781) 328-4805.

•                  Review the list of your eligible options on the Eligible Option Information Sheet and carefully read the documents contained on the website.

•                  Click on the MAKE AN ELECTION button to proceed with your election and follow the directions provided on the Offer website.  When you reach the Eligible Option Information Sheet, you will need to check the appropriate boxes next to each of your eligible options to indicate whether or not you are tendering your eligible options for exchange in accordance with the terms of the Offer.  You will then be asked to complete the Election Form, which must be completed to confirm your decision to participate in the Offer.

•                  After completing the Eligible Option Information Sheet Election Form, you will be allowed to review the election you have made with respect to your eligible options. If you are satisfied with your election, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page.

•                  Please print and retain a copy of your Election Confirmation Statement for your records. You will also receive an electronic mail confirming your election. If you do not receive this electronic mail within 2 business days following the date of your election, please contact Susan Anderson at +1 (781) 328-4805.

If you do not make your election through the Offer website, your properly signed and completed Eligible Option Information Sheet and Election Form must be received via facsimile, by hand delivery or by electronic mail by 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009  by:

Susan Anderson

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Tel: +1 (781) 328-4805

Fax: +1 (781) 998-0096

Electronic Mail: sanderson@acmepacket.com

Although the Board of Directors has approved the Offer, neither we nor the Board of Directors make any recommendation as to whether you should accept or refrain from accepting the Offer. You must make your own decision about the Offer, taking into account your own personal circumstances and preferences. You should carefully review the materials provided or referred to in this package. We recommend that you consult with your personal financial, tax and legal advisors in deciding whether to accept the Offer.

KEY DATES TO REMEMBER

•                  The commencement date of the Offer is July 8, 2009.

•                  The Offer expires at 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009 (unless we extend the Offer).

•                  The Eligible Options that have been tendered will be cancelled on August 5, 2009 or, if the Offer is extended, the date of the expiration of the Offer.

•                  The new options are expected to be granted on August 5, 2009 or, if the Offer is extended, the expiration date of the Offer.